Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

by and between

VITESSE SEMICONDUCTOR CORPORATION

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee

Dated as of October 16, 2009

1.50% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2024

(Supplement to the Indenture dated as of September 22, 2004)

VITESSE SEMICONDUCTOR CORPORATION

THIRD SUPPLEMENTAL INDENTURE

This Third Supplemental Indenture, dated as of October 16, 2009 (this “Third Supplemental Indenture”), is entered into by and between Vitesse Semiconductor Corporation, a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture (as defined below).

WITNESSETH:

WHEREAS, this Third Supplemental Indenture modifies and supplements the Indenture dated as of September 22, 2004, between the Company and the Trustee, as amended by that certain First Supplemental Indenture dated November 3, 2006 and that certain Second Supplemental Indenture dated September 24, 2007 (as amended and supplemented, the “Indenture”);

WHEREAS, the Company desires to make certain amendments to the Indenture as set forth herein, and pursuant to Section 7.2 of the Indenture such amendments may only be made with the written consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities;

WHEREAS, the Company has obtained consent to the amendments set forth herein from Holders of a majority of the aggregate principal amount of the Outstanding Securities; and

WHEREAS, the Company hereby certifies that all covenants and conditions precedent, if any, provided for in the Indenture relating to the execution, delivery and performance of this Third Supplemental Indenture have been complied with, and all things necessary to make this Third Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done;

NOW, THEREFORE, the parties hereto agree, as follows:

ARTICLE 1.

AMENDMENTS TO INDENTURE

Section 1.01         Amendments.  Subject to Section 2.01, the terms of the Indenture are hereby amended, supplemented, modified or deleted as follows.

(a)           Section 1.1 of the Indenture is hereby amended by adding the following definitions in alphabetical order:

“Collateral” has the meaning assigned to such term in the Second Lien Security Documents.

“Collateral Agent” means the Trustee, in its capacity as Collateral Agent under this Indenture and the Second Lien Security Documents.

“Collateral Assignment of IP” means the collateral assignment of intellectual property, dated as of the Supplemental Indenture Effective Date, delivered by the Company to the Collateral Agent, as so amended and supplemented, and as amended and supplemented hereby, or otherwise modified.

“Company Security Agreement” means the security agreement, dated as of the Supplemental Indenture Effective Date, delivered by the Company to the Collateral Agent, as so amended and supplemented, and as amended and supplemented hereby, or otherwise modified.

“Deposit Account Control Agreement” means the deposit account control agreement, dated as of the Supplemental Indenture Effective Date, among the Company, the Collateral Agent, Whitebox VSC, Ltd, as first lien agent, and Wells Fargo Bank, National Association, as depositary bank, as so amended and supplemented, and as amended and supplemented hereby, or otherwise modified.

“Domestic Subsidiary” means any Subsidiary of the Company organized or existing under the laws of the United States of America, or any state or territory thereof, or the District of Columbia.

“First Lien Loan Agreement” means that certain Loan Agreement, dated as of August 23, 2007, among the Company, the lenders from time to time parties thereto, and Whitebox VSC, Ltd., as agent, as so amended and supplemented, and as amended and supplemented hereby, or otherwise modified.

“First Lien Security Documents” means the Collateral Documents as defined in the First Lien Loan Agreement.

“Guarantor” means (a) Vitesse Manufacturing & Development Corporation, (b) Vitesse Semiconductor Sales Corporation and (c) any other Subsidiary that becomes a Guarantor pursuant to Section 16.6 hereof.

“Guarantor Security Agreement” means the security agreement dated as of the Supplemental Indenture Effective Date, delivered by each Guarantor to the Collateral Agent, as so amended and supplemented, and as amended and supplemented hereby, or otherwise modified.

“Guaranty” shall mean the guaranty agreement, dated as of the Supplemental Indenture Effective Date, delivered by each Guarantor to the Collateral Agent, as so amended and supplemented, and as amended and supplemented hereby, or otherwise modified.

“Indenture Documents” means the Indenture and the Second Lien Security Documents.

“Intercreditor Agreement” means the intercreditor agreement, dated as of the Supplemental Indenture Effective Date, between the First Lien Agent, the

Trustee, the Company and the Guarantors, as so amended and supplemented, and as amended and supplemented hereby, or otherwise modified.

“Permitted Liens” means (a) the Security Interest, (b) the Liens granted to the First Lien Agent pursuant to the First Lien Security Documents, and (b) customary permitted Liens incurred in the ordinary course.

“Pledge Agreement” means the pledge agreement, dated as of the Supplemental Indenture Effective Date, delivered by the Company to the Collateral Agent, as so amended and supplemented, and as amended and supplemented hereby, or otherwise modified.

“Second Lien Security Documents” means the Company Security Agreement, the Pledge Agreement, the Collateral Assignment of IP, the Guaranty, the Guarantor Security Agreement and the Deposit Account Control Agreement.

“Security Interest” has the meaning assigned to such term in the Second Lien Security Documents.

“Supplemental Indenture Effective Date” means October 16, 2009, provided all of the conditions set forth in Section 2.01 of the Third Supplemental Indenture have been satisfied.

Section 4.1(d) of the Indenture is hereby amended by inserting the words “, any Indenture Document” after the word “Indenture”.

(b)           Section 6.2 of the Indenture is hereby deleted in its entirety and replaced with the following:

“Section 6.2 Successor Corporation Substituted.

Upon any consolidation or merger by the Company with or into any other corporation or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety to any Person, in accordance with Section 6.1, the successor corporation formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor corporation had been named as the Company herein, and shall expressly assume all obligations of the Company under the Indenture and the other Indenture Documents in a manner acceptable to the Holders of the Securities in their sole discretion, and thereafter, except in the case of a lease to another Person, the predecessor corporation shall be relieved of all obligations and covenants under this Indenture and the Securities (provided that all assets securing the Securities shall be transferred to the successor corporation in a manner acceptable to the Holders of the Securities in their sole discretion).”

(c)           Section 7.2 of the Indenture is hereby amended by:

(i)  deleting the period at the end of Section 7.2(k) and replace it with “; or”; and

(ii) adding the following subsection to the end of Section 7.2:

“(l) release all or substantially all of the Collateral (except as permitted under the Intercreditor Agreement) or release the Company or any Guarantor from their payment obligations under any Indenture Document.”

(d)           Article 14 of the Indenture is deleted in its entirety and replaced with the following:

ARTICLE 14

INTERCREDITOR AGREEMENT

“14.1 Second Priority Nature of Liens.

The liens and security interest granted to the Collateral Agent for the benefit of the Holders pursuant to the Second Lien Security Documents and the exercise of any rights or remedies by the Collateral Agent or any Holder thereunder is subject to the provisions of the Intercreditor Agreement.”

(e)           The Indenture is hereby amended and supplemented by adding the following as Article 16:

ARTICLE 16

COLLATERAL

SECTION 16.1.         Security Documents.  The payment of the principal of and interest and premium, if any, on the Notes when due, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise and whether by the Company pursuant to the Notes or by the Guarantor pursuant to its Guaranty, the payment and the performance of all other obligations of the Company and the Guarantors under the Indenture, the Notes and the Guaranty are secured as provided in the Second Lien Security Documents which the Company and the Guarantor have entered into on the Supplemental Indenture Effective Date and will be secured by Second Lien Security Documents hereafter delivered as required or permitted by the Indenture (as amended on the Supplemental Indenture Effective Date).  The Company shall, and shall cause each Guarantor to, and each Guarantor shall, make all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) and all other actions as are necessary or required by the Second Lien Security Documents to maintain (at the sole cost and expense of the Company and the Guarantors) the security interest created by the Second Lien Security Documents in the Collateral (other than with respect to any Collateral the security interest in which is not required to be perfected under the Security Documents) as a perfected security interest subject only to Permitted Liens.

SECTION 16.2.         Collateral Agent.

(a)  Subject to Section 5.1, neither the Trustee nor the Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Second Lien Security Documents, for the creation, perfection, priority, sufficiency or protection of Security Interest, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Second Priority Liens or Second Lien Security Documents or any delay in doing so.

SECTION 16.3          Opinions as to Recording.

(a)  Company represents that it has caused or will promptly cause to be executed and delivered, filed and recorded and covenants that it will promptly cause to be executed and delivered and filed and recorded, all instruments and documents, and represents that it has done and will do or will cause to be done all such acts and other things, at the Company’s expense, as applicable, as are necessary to subject the applicable Collateral to valid Security Interests and to perfect those Security Interests to the extent contemplated by the Second Lien Security Documents.

(b)  The Company shall furnish to the Trustee and the Collateral Agent upon the execution and delivery of this Indenture an Opinion of Counsel either (i) stating that in the opinion of such counsel all action has been taken with respect to the recording, registering and filing of this Indenture, financing statements or other instruments or otherwise necessary to make effective the Security Interests intended to be created by the Second Lien Security Documents and reciting the details of such action, or (ii) stating that, in the opinion of such counsel, no such action is necessary to make such Lien effective.  Such Opinion of Counsel may contain such qualifications, assumptions and limitations as are customary for such opinions.

(c)  The Company shall furnish to the Trustee and the Collateral Agent within three months after each anniversary of the Execution Date, an Opinion of Counsel, dated as of such date, stating either that (i) in the opinion of such counsel, all action has been taken with respect to the recording, filing, re-recording, and refilling of the Indenture and related financing statements, continuation statements and other instruments and documents as is necessary to maintain the effectiveness of the Security Interests intended to be created by the Second Lien Security Documents and reciting the details of such action or (ii) in the opinion of such counsel, no such action is necessary to maintain the effectiveness of such Security Interests.  Such Opinion of Counsel may contain such qualifications, assumptions and limitations as are customary for such opinons.

(d)  The Company and the Subsidiary Guarantors shall otherwise comply with the provisions of § 314(b) and, as applicable §§ 314(c), (d) and (e) of the TIA.

SECTION 16.4.         Authorization of Actions to Be Taken.  (a) Each Holder, by its acceptance thereof, consents and agrees to the terms of each Second Lien Security Document and the Intercreditor Agreement, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of the Indenture, authorizes and directs the Trustee and the Collateral Agent to enter into the Second Lien Security Documents to which it is a party, authorizes and empowers the Trustee to direct the Collateral Agent to enter into, and the Collateral Agent to execute and deliver, the Intercreditor Agreement, and authorizes and empowers the Trustee and the Collateral Agent to bind the holders of Notes and other holders of obligations as set forth in the Second Lien Security Documents and the Intercreditor Agreement and to perform its obligations and exercise its rights and powers thereunder.

(b) The Collateral Agent and the Trustee are authorized and empowered to receive for the benefit of the Holders any funds collected or distributed under the Security Documents to which the Collateral Agent or Trustee is a party and to make further distributions of such funds as permitted or required in any Second Lien Security Document or the Intercreditor Agreement.

SECTION 16.5. Release of Liens.  Subject to Section 7.2(l), Collateral may be released from the Security Interest at any time or from time to time in accordance with the provisions of the Second Lien Security Documents and the Intercreditor Agreement.  The applicable assets included in the Collateral shall be released at the Company’s sole cost and expense.

SECTION 16.6. Additional Guarantors.  If any Domestic Subsidiary of the Company shall be required to join the Security Documents (as defined in the First Lien Loan Agreement) pursuant to Section 6.5 of the First Lien Loan Agreement, such Subsidiary shall, simultaneously therewith, execute and deliver to the Collateral Agent, (a) a Joinder Agreement in the form of Exhibit A to the Guaranty, (b) a Joinder Agreement in the form of Exhibit A to the Guarantor Security Agreement, (c) such additional documents reasonably required by the Collateral Agent, and (d) no Default of Event of Default shall result from the joinder contemplated herein.

ARTICLE 2.

MISCELLANEOUS PROVISIONS

Section 2.01         Effective Date of the Third Supplemental Indenture.  If (and only if ) each of the following conditions precedent are satisfied, the provisions of Article 1 of this Third Supplemental Indenture shall be deemed to be effective as of the date first written above:

(a)   the Trustee shall have received a written direction from the Holders of a majority of the aggregate principal amount of the Outstanding Securities directing the Trustee to execute this Third Supplemental Indenture;

(b)   the Trustee shall have received a copy of (i) this Third Supplemental Indenture, (ii) the Intercreditor Agreement and (iii) each Second Lien Security Document, in each case executed by each party thereto other than the Trustee;

(c)   the Trustee shall have received an Officer’s Certificate stating that this Third Supplemental Indenture is authorized and permitted by the Indenture, in accordance with Sections 7.6, 15.5 and 15.6 of the Indenture; and

(d)   the Trustee shall have received an Opinion of Counsel stating that this Third Supplemental Indenture is authorized and permitted by the Indenture, in accordance with Sections 7.6, 15.5 and 15.6 of the Indenture.

Section 2.02         Governing Law.  This Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.  In connection with any dispute arising out of or related to this Third Supplemental Indenture, the Company hereby consents to jurisdiction in the State and Federal Courts in the Borough of Manhattan.

Section 2.03         Counterparts.  This Third Supplemental Indenture may be executed by facsimile signatures and/or in any number of counterparts, each of which when so executed shall be deemed to be an original but all such counterparts shall together constitute but one and the same instrument.

Section 2.04         No Adverse Interpretation of Other Agreements.  This Third Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Company. Any such indenture, loan or debt agreement may not be used to interpret this Third Supplemental Indenture.

Section 2.05         Severability.  In case any one or more of the provisions contained in this Third Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Third Supplemental Indenture.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first written above.

VITESSE SEMICONDUCTOR CORPORATION

By:	/s/ Christopher R. Gardner
	Name:	Christopher R. Gardner
	Title:	Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION, in its capacity as Trustee

By:	/s/ Stephen Rivero
	Name:	Stephen Rivero
	Title:	Vice President

Signature Page to Third Supplemental Indenture